Chimerix Announces Sale of TEMBEXA to Emergent BioSolutions for up to $337.5 million plus Royalties

– $225 Million in Upfront Proceeds Secures Substantial Capital to Fund Operations and Allows for Participation in Future Economics –

– Transaction Allows Focus on Development Pipeline –

– Positions TEMBEXA with Leading Global Biodefense Partner to Maximize Long Term Value –

DURHAM, N.C., May 16, 2022 -- Chimerix (NASDAQ:CMRX) a biopharmaceutical company whose mission it is to develop medicines that meaningfully improve and extend the lives of patients facing deadly diseases, today announces it has entered into a definitive agreement with Emergent BioSolutions Inc. (Emergent) to acquire its exclusive worldwide rights to brincidofovir, including TEMBEXA®. TEMBEXA is a medical countermeasure for smallpox approved by the U.S. Food and Drug Administration (FDA) in June 2021.

“Emergent is an ideal partner to maximize the long-term potential of TEMBEXA to ensure pandemic preparedness in the event of a smallpox recurrence,” said Mike Sherman, Chief Executive Officer of Chimerix. “This transaction significantly enhances Chimerix’s balance sheet and allows us to focus and invest in our development pipeline. We also continue to participate in the longer-term economics of TEMBEXA through US milestones and double-digit royalties from US and international revenues.”

Terms of the agreement with Emergent anticipate a TEMBEXA procurement contract with Biomedical Advanced Research and Development Authority (BARDA). Chimerix is currently in negotiations with BARDA for a procurement contract relating to TEMBEXA and will continue to lead the process through its conclusion.

Under the terms of the agreement with Emergent, Chimerix will receive $225 million upon closing of the transaction plus up to $100 million in up to four $25 million milestone payments. Each milestone payment is contingent upon the exercise of future BARDA procurement options of TEMBEXA following the base period. The closing payment and the milestone payments may be adjusted based on actual procurement value. Chimerix is also eligible to receive up to $12.5 million in regulatory milestones associated with the SymBio Pharmaceuticals Ltd. brincidofovir partnership to be assumed by Emergent.

Chimerix may also earn a 20% royalty on future gross profit of TEMBEXA in the United States associated with volumes above 1.7 million treatment courses of therapy during the exclusivity period of TEMBEXA. Outside of the United States, the agreement also allows Chimerix to earn a 15% royalty on all gross profit associated with TEMBEXA sales during the exclusivity period of TEMBEXA on a market-to-market basis.

Closing Conditions

The respective obligations of Chimerix and Emergent to consummate the transactions contemplated by the definitive agreement are subject to the satisfaction or waiver of customary conditions, including the expiration or early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (HSR Act).

Additional closing conditions include the execution of an anticipated procurement contract between BARDA and Chimerix as well as receipt of any required consent from BARDA to a pre-novation agreement to be entered into with Emergent. Subject to the satisfaction or waiver of the closing conditions, the companies expect the transaction may close as early as the second quarter of 2022.

Centerview Partners LLC acted as financial advisor and Cooley LLP acted as legal counsel to Chimerix.

In June 2021, the FDA approved TEMBEXA tablets and oral suspension for the treatment of smallpox. TEMBEXA is approved for adult and pediatric patients and is the first and only smallpox therapy approved for neonates. The oral suspension formulation is particularly important for patients who have difficulty swallowing due to age or medical status.

About Chimerix

Chimerix is a biopharmaceutical company with a mission to develop medicines that meaningfully improve and extend the lives of patients facing deadly diseases. The Company’s most advanced clinical-stage program, ONC201, is in development for H3 K27M-mutant glioma.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include those relating to, among other things, the execution of a procurement contract for TEMBEXA with BARDA, the timing of the entry into any such agreement with BARDA and the final terms of such agreement; the anticipated benefits of Emergent acquisition of Chimerix’s TEMBEXA program; the timing and amount of any milestone payments or royalty payments to be made under the agreement with Emergent; and the timing, if at all, of the closing of the transactions contemplated by the agreement with Emergent. Among the factors and risks that could cause actual results to differ materially from those indicated in the forward-looking statements are risks that the anticipated benefits of the sale of our TEMBEXA program may not be realized; risks that Chimerix will not obtain a procurement contract for TEMBEXA in smallpox in a timely manner or at all; risks and uncertainties relating to competitive products and technological changes that may limit demand for our drugs, or may impact the likelihood of certain milestones are achieved under the asset purchase agreement; and additional risks set forth in the Company's filings with the Securities and Exchange Commission. These forward-looking statements represent the Company's judgment as of the date of this release. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

CHIMERIX CONTACTS:

Michelle LaSpaluto
919 972-7115
ir@chimerix.com

Will O’Connor
Stern Investor Relations
212-362-1200
will@sternir.com